Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of
Subsidiaries	Incorporation
Ames Tools Canada Corporation	New Brunswick
Ames Tools Corporation	Delaware
All-Wall Equipment Company Inc	Washington
Canada Gypsum Management and Supply, Inc.	British Columbia
Capitol Building Supply, Inc.	Virginia
Capitol Materials, Incorporated	Georgia
Carter Hardware Company	Tennessee
Chaparral Materials, Inc.	New Mexico
Cherokee Building Materials, Inc.	Oklahoma
Chicago Gypsum Supply, Inc.	Georgia
Commonwealth Building Materials, Inc.	Virginia
Cowtown Materials, Inc.	Texas
D.L. Building Materials Inc.	Canada
Engler, Meier and Justus, Inc.	Illinois
GMS Canada Lumber Corp.	British Columbia
GMS Procurement Company, LLC	Georgia
GMS Southeast, Inc.	Florida
GMS Strategic Solutions, Inc.	Georgia
GTS Drywall Supply Company	Washington
GYP Holdings II Corp.	Delaware
GYP Holdings III Corp.	Delaware
GYP Holdings IV Corp.	Delaware
GYP Holdings V Corp.	Delaware
GYP Holdings IV (Barbados) SRL	Barbados
GYP Canada Holdings I ULC	British Columbia
GYP Canada Finance LP	Ontario
GYP Canada Holdings III Corp.	British Columbia
Gypsum Management and Supply, Inc.	Georgia
Gypsum Supply Company	Michigan
Gypsum Supply Installed Insulation, LLC	Georgia
Lone Star Materials, Inc.	Texas
Midwest Gypsum Supply, Inc.	Georgia
Missouri Drywall Supply, Inc.	Missouri
New England Gypsum Supply, Inc.	Georgia
Pacific Gypsum Supply, Inc.	Georgia
PGS-Westside I, Inc.	Georgia
PGS-Westside II, Inc.	Georgia
Pioneer Materials West, Inc.	Colorado
Sun Valley Interior Supply, Inc.	Georgia
Tamarack Materials, Inc.	Minnesota

Tejas Materials, Inc.	Texas
Titan GMS GP Inc.	British Columbia
Titan GMS Limited Partnership	Manitoba
Tool Source Warehouse, Inc.	Georgia
Tucker Acoustical Products, Inc.	Georgia
Tucker Materials, Inc.	Georgia
WSB Titan Inc.	Canada